Exhibit 10

COMMON STOCK SUBSCRIPTION AGREEMENT

THIS COMMON STOCK SUBSCRIPTION AGREEMENT (the “Agreement”) is made as of November 30, 2007, by and among SONORAN ENERGY, INC., a Washington corporation (the “Company”), and Cubus APS (“Purchaser”).

WHEREAS, the Company contemplates entering into a Credit Agreement (the
“Credit Agreement”) among Standard Americas, Inc., Standard Bank PLC, certain lender parties (the “Lenders”) and the subsidiaries of the Company, pursuant to which the Lenders shall agree to advance loans to the Company in accordance with the terms of the Credit Agreement;

WHEREAS, Section 4.1(u) of the Credit Agreement states that as a condition precedent to the Lenders closing the Credit Agreement, the Company shall have completed an issuance of additional Equity Interests (as defined in the Credit Agreement) in an aggregate amount equal to at least $3,000,000 (the “Equity Raise”);

WHEREAS, as of the date hereof, the Company has raised an aggregate amount of $2,360,562 under the Equity Raise;

WHEREAS, the Company desires to sell to the Purchaser, and the Purchaser desires to purchase from Sellers, shares of Common Stock (as defined below) pursuant to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

SECTION 1
AUTHORIZATION AND SALE OF COMMON STOCK

The Company has authorized the sale and issuance of up to 6,500,000 shares of its Common Stock, no par value per share (the “Common Stock”), in accordance with the provisions hereof.

Section 1.1.           Sale of Shares. Subject to the terms and conditions hereof, including without limitation the Purchaser’s adjustment rights set forth in Section 1.2 below, the Company will sell to the Purchaser, and the Purchaser will purchase from the Company, up to 6,500,000 shares of Common Stock (the “Maximum Shares”) at a purchase price of $0.10 per share (the “Per Share Price”), or an aggregate purchase price of $650,000 (the “Maximum Purchase Price”).  In the event the Company completes any issuance of additional Equity Interests from and after the date hereof until and including the Closing Date (each a “Subsequent Subscription”), the Company shall immediately provide written notice to the Purchaser of such Subsequent Subscription, but not later than one day thereafter, which such notice shall include the name of the purchaser, the aggregate amount of such purchase, and a fully executed copy of the subscription agreement and any other related documentation delivered in connection with such Subsequent Subscription.

Section 1.2.           Adjustment Right.  In the event the Company shall not have consummated any Subsequent Subscriptions on or prior to the Closing Date, Purchaser shall purchase the Maximum Shares from the Purchased Shares Fund (as defined below in Section 2.2).  In the event the Company has consummated any Subsequent Subscriptions on or prior to the Closing Date, Purchaser shall have the right (the “Adjustment Right”) to elect, in its sole and absolute discretion, to purchase less than the Maximum Shares (the “Adjustment Shares”); provided, however, that in no event shall the Adjustment Shares be greater than the amount of shares of Common Stock determined by dividing the aggregate purchase price paid to the Company in connection with each and every Subsequent Subscription, by the Per Share Price.  If Purchaser exercises its Adjustment Right, the Company immediately shall return to Purchaser from the Purchased Shares Fund an amount equal to the amount determined by multiplying the Adjustment Shares by the Per Share Price (the “Adjustment Funds”).  Notwithstanding the foregoing, the parties acknowledge and agree that Purchaser may exercise the Adjustment Right at any time after any Subsequent Subscription, including prior to the Closing Date, and that Purchaser has an Adjustment Right with respect to each Subsequent Subscription.  If Purchaser exercises its Adjustment Right prior to the Closing Date, the Company shall return the Adjustment Funds relating thereto by wire transfer of immediately available funds to an account designated by Purchaser on the next business day after the Company receives notice of Purchaser’s exercise of its Adjustment Right.

By way of example for illustrative purposes only, if the aggregate purchase price for all of the Subsequent Subscriptions closing on or prior to the Closing Date is $300,000, then the Purchaser shall only be obligated to purchase 3,500,000 shares of Common Stock, and the maximum amount of Adjustment Shares shall be 3,000,000 shares of Common Stock.  If Purchaser exercises its Adjustment Right (in its sole absolute discretion) with respect to the all of the 3,000,000 Adjustment Shares, then the Adjustment Funds to be returned to Purchaser at the Closing from the Purchased Shares Fund shall be equal to $300,000.

Section 1.3.           Anti-Dilution Adjustment.  The Company grants to Purchaser the right to receive additional shares of Common Stock as set forth in this Section 1.3 (the “Antidilution Rights”).  If the Company (i) issues shares of Common Stock (other than as contemplated by this Agreement) or other securities convertible into shares of Common Stock at a price, or in the case of Convertible Securities (as defined in Section 1.5) with any conversion price, per share of Common Stock that is less than $0.10, or (ii) participates in, or enters into negotiations for, a merger, consolidation or other business combination transaction that is consummated whereby the other party to such transaction acquires more than 50% of the Company’s then issued and outstanding Common Stock or substantially all of the Company’s assets, which transaction results in the Company’s Common Stockholders receiving consideration with a fair market value per share (determined in good faith by the Company’s Board of Directors after consultation with Purchaser) that is less than $0.10, then each Antidilution Right shall without further action on behalf of any party, be automatically converted into the right to receive from the Company, and the Company will issue, additional shares of Common Stock to Purchaser (the “Dilution Shares”) in an amount equal to (a) the aggregate purchase price hereunder paid by Purchaser at the Closing divided by such lesser price, less (b) the number of shares originally issued to Purchaser at the Closing.  In the case of any issuance of additional shares resulting from a transaction described in clause (i) hereof, such issuance shall be made promptly after such transaction.  In the case of any issuance of additional shares resulting from a transaction described in clause (ii) hereof, such issuance shall be made immediately prior to the closing of such transaction. The Antidilution Rights are not transferable apart from the underlying shares to which they relate.

Section 1.4.           Exclusivity.  For a period of 180 days from the date of this Agreement, the Company agrees that it will not (i) (directly or indirectly through its officers, directors, shareholders, agents, representatives or otherwise) initiate contact with, continue any further contact with, solicit or encourage any proposals by, or affirmatively participate in any discussions or negotiations with or afford any access to the properties, books or records of the Company to any corporation, natural person or entity regarding any merger, consolidation or business combinations involving the Company or the sale, transfer or assignment of all or substantially all of the assets of the Company, and (ii) enter into any agreement to sell, transfer or issue any shares of Common Stock for any reason (excluding the Purchased Shares (as defined in Section 2.2) sold to Purchaser under this Agreement and the issuances of Common Stock sold or to be sold to purchasers in the Equity Raise.

Section 1.5.           Right of First Refusal.  Except with respect to the shares of Common Stock sold or to be sold to purchasers in the Equity Raise and the outstanding options and warrants issued and outstanding as of the date hereof, if at any time after the Closing Date the Company shall approve the issuance and sale of any shares of its Common Stock or any rights to subscribe for or options, warrants, conversion privileges or other contractual rights to purchase any shares of Common Stock or any stock or securities convertible into or exchangeable for shares of Common Stock (such convertible or exchangeable stock or securities being herein called “Convertible Securities”), the Company shall first offer to sell to Purchaser such shares of Common Stock or Convertible Securities.

SECTION 2
CLOSING DATE; PAYMENT AND DELIVERY

Section 2.1.           Closing Date.  The closing under this Agreement with respect to the sale of the Purchased Shares (as defined in Section 2.2) pursuant to Section 1 hereof (the “Closing”) shall take place effective as of November 30, 2007 or such other date as mutually agreed by the parties in writing (hereinafter referred to as the “Closing Date”).

Section 2.2.           Payment and Delivery.  As of the date hereof, Purchaser shall transmit the Maximum Purchase Price in immediately available funds by wire transfer to an account designated by the Company (the “Purchased Shares Fund”). On the Closing Date, or as soon as reasonably practical thereafter, the Company will deliver to Purchaser a certificate representing the number of shares of Common Stock (the “Purchased Shares”) equal to (A) the Maximum Shares less (B) the aggregate number of Adjustment Shares determined pursuant to Section 1.2.  The purchase price for the Purchased Shares shall be equal to the amount determined by multiplying the Purchased Shares by the Per Share Price (the “Purchase Price”), and such Purchase Price shall be offset against the Purchased Shares Fund.  In addition, the Company shall transmit to Purchaser any unpaid Adjustment Funds determined pursuant to Section 1.2, if applicable, in immediately available funds by wire transfer to an account designated by Purchaser.  The certificate for the Purchased Shares shall be subject to a legend restricting transfer under the Securities Act of 1933, as amended (the “Securities Act”), and referring to restrictions on transfer herein, such legend to be substantially as follows:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AS TO THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION THAT SUCH REGISTRATION IS NOT REQUIRED AND THAT ANY PROSPECTUS DELIVERY REQUIREMENTS ARE NOT APPLICABLE.

SECTION 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the Schedule of Exceptions attached hereto as Exhibit A, the Company hereby represents and warrants to Purchaser as follows:

Section 3.1.           Organization.  The Company is a corporation duly incorporated and validly existing under the laws of the State of Washington and is in good standing under such laws. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets, and to carry on its business as presently conducted and as proposed to be conducted. The Company is qualified to do business as a foreign corporation in each jurisdiction in which the ownership of its property or the nature of its business requires such qualification, except where failure to so qualify would not have a material adverse effect on the Company. The Company has no subsidiaries and owns no equity interests, or rights convertible into equity interests in any entity.

Section 3.2.           Capitalization.  The authorized capital stock of the Company consists of 250,000,000 shares of Common Stock, no par value per share, of which 167,628,244 shares are issued and outstanding as of the date hereof (prior to the stock issuances contemplated hereby) and 25,000,000 shares of Preferred Stock, no par value per share, no shares of which are issued and outstanding as of the date hereof. All such issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and were issued in compliance with all applicable federal and state securities laws.  As of the date hereof, the Company has 51,617,491 shares of Common Stock reserved for issuance with respect to the outstanding Convertible Securities.  Except as otherwise indicated on Exhibit A hereto, none of the issued and outstanding Convertible Securities set forth on Exhibit A hereto have the right to receive additional shares of Common Stock or similar anti-dilution adjustments as a result of the transactions contemplated by this Agreement or otherwise.  Except as described in this Agreement, there are no other Convertible Securities presently outstanding to purchase or otherwise acquire any authorized but unissued shares of the Company’s capital stock or other securities.

Section 3.3.           Authorization.  The Company has all corporate right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. All corporate action on the part of the Company, its directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement by the Company, the authorization, sale, issuance and delivery of the Purchased Shares and the performance of the Company’s obligations hereunder has been taken.  This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.  Upon the issuance and delivery of the Purchased Shares as contemplated by this Agreement, the Purchased Shares and the Dilution Shares, if any, will be validly issued, fully paid and nonassessable.  The issuance and sale of the Purchased Shares contemplated hereby will not give rise to any preemptive rights or rights of first refusal on behalf of any person.

Section 3.4.           No Conflict.   The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not result in any violation of, or default (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a benefit, under, any provision of the Company’s Articles of Incorporation, as amended, or Bylaws of the Company, as amended, or any mortgage, indenture, lease or other agreement or instrument, license, judgment, order, decree, statute, law, ordinance, rule, listing or stock exchange rule, or regulation applicable to the Company, its properties or assets.

Section 3.5.           Accuracy of Reports.  All reports required to be filed by the Company under the Exchange Act, copies of which have been furnished to Purchaser, have been duly filed with the SEC, complied at the time of filing, in all material respects with the requirements of the Exchange Act and their respective forms (collectively, the “Reports”), and, except to the extent updated or superseded by any subsequently filed report, were complete and correct in all material respects as of the dates at which the information was furnished, and contained (as of such dates) no untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

Section 3.6.           Consents, Etc.  No consent, approval or authorization of or designation, declaration or filing with the Company’s shareholders or any governmental authority on the part of the Company is required in connection with the execution and delivery of this Agreement, the offer, sale or issuance of the Purchased Shares, or the consummation of any other transaction contemplated hereby, except such filings as may be required to be made with the SEC and with any state or foreign blue sky or securities regulatory authority.

SECTION 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Company as follows:

Section 4.1.           Investment.  The Purchaser is acquiring the Purchased Shares for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act, and any state securities laws.  The Purchaser understands that the investment in the Purchased Shares is subject to a high degree of risk and that the Purchased Shares have not been registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of Purchaser’s investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser acknowledges and understands that it must bear the economic risk of this investment for an indefinite period of time because the Purchased Shares must be held indefinitely until subsequently registered under the Securities Act and applicable state and other securities laws or unless an exemption from registration is available.  The Purchaser has experience in analyzing and investing in entities like the Company, it can bear the economic risk of its investment, including the full loss of its investment, and by reason of its business or financial experience or the business or financial experience of its professional advisors has the capacity to evaluate the merits and risks of its investment and protect its own interest in connection with the purchase of the Purchased Shares from the Company.

Section 4.2.           Authority.  The Purchaser has all right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy.

Section 4.3.           Investigation.  The Purchaser has had a reasonable opportunity to ask questions relating to and otherwise discuss the terms and conditions of the offering and the other information set forth in the Reports and this Agreement and the Company’s business, management and financial affairs with the Company’s senior management.  To the extent necessary, the Purchaser has retained and relied upon appropriate professional advice regarding the investment, tax and legal merits and consequences of this Agreement and its purchase of the Purchased Shares hereunder.

SECTION 5
REGISTRATION RIGHTS

Section 5.1.           Registration Rights.  The Company hereby agrees to amend that certain Registration Rights Agreement dated December 4, 2006 between the Company and to provide that the definition of “Registrable Securities” shall include all shares of the Company’s Common Stock owned by Purchaser, including without limitation the Purchased Shares purchased hereunder.

SECTION 6
MISCELLANEOUS

Section 6.1.           Governing Law.  THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS BY THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO CONTRACTS ENTERED INTO SOLELY BETWEEN RESIDENTS OF, AND TO BE PERFORMED ENTIRELY WITHIN, SUCH STATE.

Section 6.2.           Survival.  The representations and warranties in Section 3 and Section 4 of this Agreement shall survive any investigation made by Purchaser or the Company for a period of two years after the Closing Date and all covenants and agreements contained herein shall survive the execution and delivery of this Agreement in accordance with their terms.

Section 6.3.           Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as otherwise provided in this Agreement, this Agreement may not be assigned by a party without the prior written consent of the other party except by operation of law, in which case the assignee shall be subject to all of the provisions of this Agreement.

Section 6.4.           Notice.  Any notice or other communication given under this Agreement shall be sufficient if in writing and will be effective as of (a) the date of receipt if delivered by hand, by messenger or by courier, or transmitted by facsimile, to a party at its address set forth below (or at such other address as shall be designated for such purpose by such party in a written notice to the other party hereto) or (b) three days after the date when the same shall have been posted by registered mail, return receipt requested, in any post office in the United States of America, postage prepaid and addressed to the party at such address:

If to the Company:

Sonoran Energy, Inc.

Pacific Center One

14180 North Dallas Parkway, Suite 400

Dallas, Texas 75254

Attn:  Chief Financial Officer

(Facsimile) (469) 374-9265

If to Purchaser:

Cubus APS

Gydevang 25

DK-3450 Allerød

Denmark

Attn:  Jørgen Hallundbæk

(Facsimile) (45) 48-360079

with a copy to:

Locke Lord Bissell & Liddell LLP

600 Travis, Suite 3500

Houston, Texas 77002

Attn:  Stephen Peterson

(Facsimile) (713) 229-2668

Section 6.5.           Further Assurances.  The parties hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as any other party may reasonably request from time to time in order carry out the intent and purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 6.6.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which may be executed by fewer than all of the parties, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

Section 6.7.           Severability.  In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic impact of this Agreement on any party.

Section 6.8.           Headings.  Headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be relied upon in construing this Agreement. Use of any gender herein to refer to any person shall be deemed to comprehend masculine, feminine and neuter unless the context clearly requires otherwise.

Section 6.9.           Public Statements.  Neither party will issue any press release or make any public statement regarding the transactions contemplated hereby without providing Purchaser with prior notification of the contents of such press release or public statement and consulting with Purchaser prior to the issuance of such press release or public statement, except as may be required by applicable law.

Section 6.10.        Brokers.  Each of the Company and Purchaser represents and warrants to the other party that it has not engaged, consented to or authorized any broker, finder or intermediary to act on its behalf, directly or indirectly, as a broker, finder or intermediary in connection with the transactions contemplated by this Agreement.  Each of the Company and Purchaser hereby agrees to indemnify and hold harmless the other party from and against all fees, commissions or other payments owing to any such person or firm acting on behalf of such Person hereunder

Section 6.11.        Expenses.  Each party hereto shall pay its own costs and expenses incurred in connection herewith, including the fees of its counsel, auditors and other representatives, whether or not the transactions contemplated herein are consummated; provided, however, that assuming the consummation of the transactions contemplated hereby, the Company shall pay at the Closing, out of the proceeds of the Purchase Price, the reasonable fees and disbursements of Purchaser’s counsel in connection with such transactions, and any Company shall further pay the reasonable fees and disbursements of Purchaser’s counsel in connection with any subsequent filing, amendment, waiver, consent or enforcement thereof.

Section 6.12.        No Third Party Rights.  Nothing in this Agreement shall create or be deemed to create any rights in any person or entity not a party to this Agreement except for such rights as may exist by virtue of any contract or other agreement existing on the date hereof.

Section 6.13.        Entire Agreement; Amendment.  This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof and supersede all prior agreements and understandings among the parties relating to the subject matter hereof.  Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by each of the parties hereto.

[Signature Page Follows]

This Common Stock Subscription Agreement is agreed to and accepted as of the Closing Date.

SONORAN ENERGY, INC.

By:	/s/ Peter Ostenfeld-Rosenthal
Name: Peter Ostenfeld-Rosenthal
Title: Chief Executive Officer

CUBUS APS

By:	/s/ Jørgen Hallundbæk
Name: Jørgen Hallundbæk
Title: President